                                                                    Exhibit 10.1

                             DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                          SNYDER COMMUNICATIONS, INC.,
                             A DELAWARE CORPORATION

                                      AND

                              VENTIV HEALTH, INC.,
                             A DELAWARE CORPORATION
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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I    DEFINITIONS......................................................1
     1.01  General............................................................1
     1.02  References to Time................................................10

ARTICLE II   CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE.............10
     2.01  Certificate of Incorporation; By-laws.............................10
     2.02  Issuance of Stock.................................................10
     2.03  Transfer of Assets and Assumption of Liabilities..................10
     2.04  Conduct of Business Pending the Distribution Date.................10
     2.05  Refinancing.......................................................10
     2.06  Registration and Listing..........................................11

ARTICLE III  THE DISTRIBUTION................................................11
     3.01  Record Date and Distribution Date.................................11
     3.02  The Agent.........................................................11
     3.03  Delivery of Share Certificates to the Agent.......................11
     3.04  Distribution......................................................12
     3.05  Payment In Lieu of Fractional Shares..............................12

ARTICLE IV   SURVIVAL, ASSUMPTION AND INDEMNIFICATION........................12
     4.01  Survival of Agreements............................................12
     4.02  Taxes and Employee-Related Assets and Liabilities.................12
     4.03  Assumption and Indemnification....................................12
     4.04  Procedure for Indemnification.....................................15
     4.05  Remedies Cumulative...............................................16

ARTICLE V    CERTAIN ADDITIONAL COVENANTS....................................16
     5.01  Further Assurances................................................16
     5.02  Ventiv Board of Directors.........................................17
     5.03  Continuing Contractual Arrangements...............................17
     5.04  Intercompany Accounts.............................................17
     5.05  Cash Accounts.....................................................17
     5.06  Other Agreements..................................................17
     5.07  Transfer Taxes....................................................17
     5.08  Healthcare Services Support Agreements............................18

ARTICLE VI   ACCESS TO INFORMATION...........................................18
     6.01  Provision of Corporate Records....................................18
     6.02  Access to Information.............................................18

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

     6.03  Production of Witnesses...........................................18
     6.04  Retention of Records..............................................19
     6.05  Confidentiality...................................................19

ARTICLE VII  EMPLOYEE BENEFITS...............................................19
     7.01  Qualified Plans...................................................19
     7.02  [Intentionally Omitted]...........................................22
     7.03  Welfare Plans.....................................................22
     7.04  [Intentionally Omitted]...........................................22
     7.05  [Intentionally Omitted]...........................................22
     7.06  Severance Pay.....................................................23
     7.07  [Intentionally Omitted]...........................................23
     7.08  Post-Distribution Liabilities.....................................23
     7.09  Other Balance Sheet Adjustments...................................23
     7.10  Preservation of Rights to Amend or Terminate Plans................23
     7.11  Reimbursement; Indemnification....................................24
     7.12  Further Transfers.................................................24
     7.13  Officers and Employees............................................24
     7.14  Employment Agreements.............................................25
     7.15  Other Liabilities.................................................25
     7.16  Compliance........................................................25

ARTICLE VIII NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS....................25
     8.01  No Representations or Warranties; Exceptions......................25

ARTICLE IX   INSURANCE.......................................................26
     9.01  Insurance Policies and Rights Included Within Healthcare
           Services Assets...................................................26
     9.02  Post-Distribution Date Claims.....................................26
     9.03  Administration and Reserves.......................................26
     9.04  Insurance Premiums................................................27
     9.05  Allocation of Insurance Proceeds; Cooperation.....................27
     9.06  Reimbursement of Expenses.........................................27
     9.07  Insurer Insolvency................................................28
     9.08  Letters of Credit.................................................28
     9.09  No Reduction of Coverage..........................................28
     9.10  Future Insurance Coverage.........................................28
     9.11  Assistance, Waiver of Conflict and Shared Defense.................28

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

ARTICLE X    MISCELLANEOUS...................................................28
    10.01  Conditions to Obligations.........................................28
    10.02  Complete Agreement................................................30
    10.03  Expenses..........................................................30
    10.04  Governing Law.....................................................30
    10.05  Notices...........................................................30
    10.06  Amendment and Modification........................................31
    10.07  Successors and Assigns; No Third-Party Beneficiaries..............31
    10.08  Counterparts......................................................31
    10.09  Interpretation....................................................31
    10.10  Legal Enforceability..............................................31
    10.11  References; Construction..........................................32
    10.12  Termination.......................................................32

                             DISTRIBUTION AGREEMENT
                             ----------------------

     This DISTRIBUTION AGREEMENT, dated as of September __, 1999, between Snyder Communications, Inc., a Delaware corporation ("Snyder") and Ventiv Health, Inc. (formerly known as Snyder Healthcare Services, Inc.), a newly formed Delaware corporation which is a wholly-owned subsidiary of Snyder ("Ventiv").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Snyder and Ventiv have determined that it is appropriate and desirable: (i) to consolidate into Ventiv certain of the businesses currently conducted by Snyder directly and through certain of its subsidiaries; and (ii) to distribute to the holders of the issued and outstanding shares of common stock, par value $0.001 per share, of Snyder all of the issued and outstanding shares of common stock, par value $0.001 per share, of Ventiv in accordance with Article III hereof (the "Distribution");

     WHEREAS, the Distribution is intended to qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to or following the Distribution;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either
     --------  -------
     Group shall be deemed to be an Affiliate of any member of the other Group.

          Agent:  American Stock Transfer and Trust Company.

          Asset: any and all assets and properties, tangible or intangible, including the following: (1) cash, notes and accounts receivable (whether current or non-current); (2) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (3) trade secrets, confidential information, registered and nonregistered trademarks, service marks, service names, trade styles and trade names, product bar codes and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (4) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (5) real estate and buildings and other improvements thereon; (6) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools and furniture; (7) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (8) raw materials, work-in-process, finished goods, consigned goods and other inventories; (9) prepayments or prepaid expenses;
     (10) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (11) the right to receive mail, payments on accounts receivable and other communications; (12) lists of advertisers, records pertaining to advertisers and accounts, personnel records, lists and records pertaining to suppliers and agents, and books, ledgers, files and business records of every kind; (13) advertising materials and other printed or written materials; (14) goodwill as a going concern and other intangible properties; (15) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and
     (16) licenses and authorizations issued by any governmental authority.

          Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Maryland, New York or Delaware are authorized or obligated by law or executive order to close.

          Claims Administration: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

          Code: the Internal Revenue Code of 1986, as amended, or any successor legislation and the regulations promulgated thereunder.

          Current Plan Year: the plan year or fiscal year, to the extent applicable with respect to any Plan, during which the Distribution Date occurs.

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          Cut-Off Date:  the last day of the calendar month immediately preceding the Distribution Date or, if such day is less than fourteen (14) days before the Distribution Date, the last day of the next preceding calendar month.

          DGCL:  the Delaware General Corporation Law.

          Disclosure Document: the Registration Statement on Form 10 and the related Information Statement.

          Distribution: the distribution to holders of shares of Snyder Common Stock to be effected pursuant to Article III on the basis of one share of Ventiv Common Stock for every three shares of Snyder Common Stock held of record as of the Record Date.

          Distribution Date: the date, to be determined by the Board of Directors of Snyder as of which the Distribution shall be effected.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation, and any regulations promulgated thereunder.

          Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          Final Date: the fifteenth (15th) Business Day after the Distribution Date.

          Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A., except that, with respect to any Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be determined as set forth in Section 4.03(e)(2).

          Former Snyder Businesses: all of the businesses and operations (1) heretofore but not currently conducted by any member of the Snyder Group, or (2) currently or heretofore conducted by any former Subsidiary of any such member.

          Gains Tax: the applicable state and local income taxes related to any gains from the transfer of any real property constituting Healthcare Services Assets.

          Group:  the Snyder Group or the Healthcare Services Group.

          Healthcare Services Assets: subject to the provisions of the Other Agreements, (1) all of the Assets held by any member of either Group immediately prior to the Distribution Date, which Assets are used primarily in,

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

     held for use primarily in, or necessary for, the operation of the Healthcare Services Business, (2) all of the outstanding shares of all classes of capital stock of the Healthcare Services Subsidiaries and (3) all of the Assets listed on Schedule 1.01(b)(i).

          Healthcare Services Business: all of the businesses conducted immediately prior to the Distribution Date by any member of either Group and reported by Snyder in the "Healthcare Services" segment in the footnotes to the Snyder consolidated financial statements (or which would have been so reported had it been conducted as of December 31, 1998) in the Annual Report on Form 10-K for the year ended December 31, 1998.

          Healthcare Services Claim: any claim against any Healthcare Services Employee, Healthcare Services Individual or member of the Healthcare Services Group with respect to any injury, loss, Liability, damage or expense that (1) is or was incurred or asserted to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the Snyder Assets, the Healthcare Services Assets, the Snyder Business or the Healthcare Services Business, and (2) arose or may have arisen out of one or more occurrence or events that are or may be insured or insurable under one or more of the Snyder Policies.

          Healthcare Services Director: any individual who is a director of Ventiv.

          Healthcare Services Employee: any individual who (1) immediately prior to the Distribution Date is an officer or employee of any member of either Group and (A) is primarily employed in the Healthcare Services Business, or (B) will be an employee of the Healthcare Services Group immediately following the Distribution, or (2) immediately prior to the Distribution Date is not an officer or employee of any member of either Group but at any time prior to the Distribution Date was an officer or employee of any member of either Group and throughout such period was primarily employed in the Healthcare Services Business.

          Healthcare Services Free-Standing Qualified Plans: the plans listed in Schedule 7.01 hereto.

          Healthcare Services Group: Ventiv and the Healthcare Services Subsidiaries.

          Healthcare Services Individual: any individual who (1) is a Healthcare Services Employee or (2) is a beneficiary of any individual specified in clause (1) above.

          Healthcare Services Liabilities: subject to the provisions of the Other Agreements, all of the Liabilities of any member of either Group (1) which relate directly to the Healthcare Services Assets or the Healthcare Services Business as conducted immediately prior to the Distribution Date, whether incurred or arising prior to, on or after, the Distribution Date, (2) which are specifically assumed by Ventiv under an express provision of this Agreement or (3) which are listed on Schedule 1.01(b)(ii).

          Healthcare Services Option Plan: a new Plan to be adopted by Ventiv in connection with the Distribution, pursuant to which, among other things, options to purchase shares of Ventiv Common Stock, and restricted shares of Ventiv Common Stock, may be granted to Healthcare Services Employees and Healthcare Services Directors.

          Healthcare Services Plan: any Plan maintained or contributed to by any member of either Group prior to the Distribution Date primarily for the benefit of Healthcare Services Employees.

          Healthcare Services Policies: all Insurance Policies, current and past, which relate to the Healthcare Services Business and do not relate to the Snyder Business, including the Insurance Policies listed on Schedule 1.01(c).

          Healthcare Services Qualified Plan: a Qualified Plan that (1) will be sponsored or maintained by any member of the Healthcare Services Group, (2) will provide benefits for Healthcare Services Individuals who, immediately prior to the Cut-Off Date, are active or inactive participants in or otherwise entitled to benefits under any Joint Qualified Plan or Healthcare Services Free-Standing Qualified Plan and (3) is expected to provide benefits substantially identical to those provided by the Joint Qualified Plan or Healthcare Services Free-Standing Qualified Plan in which such Healthcare Services Individual currently participates.

          Healthcare Services Restricted Stock: shares of Ventiv Common Stock issued to an individual pursuant to the Healthcare Services Option Plan subject to forfeiture in the event that certain terms and conditions are not satisfied.

          Healthcare Services Subsidiaries:  all of the corporations listed on
     Schedule 1.01(d).

          Healthcare Services Support Agreements: any obligation or agreement of the Snyder Group under any guarantee, letter of credit, letter of comfort or working capital maintenance agreement obtained prior to the Distribution Date for the benefit of the Healthcare Services Business or any member of the Healthcare Services Group.

          Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

          Indemnifying Party: a Person who or which is obligated under this Agreement to provide indemnification.

          Indemnitee: a Person who may seek indemnification under this Agreement.

          Indemnity Payment: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article IV hereof.

          Information: all records, books, contracts, instruments, computer data and other data and information.

          Information Statement: the Information Statement to be sent to the holders of Snyder Common Stock as of the Record Date in connection with the Distribution.

          Insurance Administration: with respect to each Insurance Policy, (1) the accounting for premiums (including retrospectively-rated premiums), defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (2) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and (3) the distribution of Insurance Proceeds as contemplated by this Agreement.

          Insurance Policy: insurance policies and insurance contracts of any kind that are owned or maintained by any member of either Group as the insured interest, including primary and excess policies, comprehensive general liability policies, automobile, aircraft and workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          Insurance Proceeds: those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, in either case, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

          Insured Claims: those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Insurance Policy limits, including aggregates.

          Interim Services Agreement: an interim services agreement to be entered into between Snyder and Ventiv, substantially in the form attached hereto as Exhibit A, with such changes as may be satisfactory to Snyder and
               ---------
     Ventiv,
     providing for (1) the Snyder Group to make available certain personnel and services to the Healthcare Services Group and (2) the Healthcare Services Group to make available certain personnel and services to the Snyder Group, in each case for a period of time following the Distribution Date.

          IRS:  the Internal Revenue Service.

          Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses related thereto.

          Nasdaq:  the Nasdaq National Market.

          Ventiv:  as defined in the Recitals to this Agreement.

          Ventiv Common Stock: the common stock, par value $0.001 per share, of Ventiv.

          NYSE:  the New York Stock Exchange, Inc.

          Other Agreements: the Interim Services Agreement and the Tax Sharing Agreement.

          Person: an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

          Plan: any plan, policy or arrangement or contract or agreement providing benefits (including bonuses, deferred compensation, incentive compensation, savings, stock purchases, pensions, profit sharing or retirement or other retiree benefits, including retiree medical benefits) for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal or written or unwritten and whether or not legally binding, and including any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any employee or former employee or the beneficiary or beneficiaries of any such employee or former employee.

          Prior Plan Year: to the extent applicable with respect to any Plan, any plan year or fiscal year that ended on or prior to the Cut-Off Date.

          Qualified Plan: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

          Record Date: the date to be determined by the Board of Directors of Snyder as the record date for determining stockholders of Snyder Common Stock entitled to receive the Distribution.

          Registration Statement: a registration statement on Form 10 to effect the registration of the Ventiv Common Stock pursuant to the Exchange Act.

          Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          SEC:  the Securities and Exchange Commission.

          Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          Service Agreement: any third-party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Healthcare Services Claims.

          Snyder:  as defined in the recitals to this Agreement.

          Snyder Assets: subject to the provisions of the Other Agreements, all of the Assets, other than the Healthcare Services Assets, held immediately prior to the Distribution Date by any member of either Group.

          Snyder Business: all of the businesses, other than the Healthcare Services Business, conducted immediately prior to the Distribution Date by any member of either Group.

          Snyder Common Stock: the common stock, par value $0.001 per share, of Snyder.

          Snyder Director: any individual who is a director of Snyder following the Distribution.

          Snyder Employee: any individual who at any time prior to the Distribution Date is or was an officer or employee of any member of any Group, other than a Healthcare Services Employee.

          Snyder Group: Snyder and its Affiliates, other than members of the Healthcare Services Group.


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

          Snyder Individual: any individual who (1) is a Snyder employee, (2) at any time prior to the Distribution Date is or was an officer or employee of any Former Snyder Business, or (3) is a beneficiary of any individual specified in clause (1) or (2).

          Snyder Liabilities: subject to the provisions of the Other Agreements, all of the Liabilities, other than the Healthcare Services Liabilities, of any member of either Group including, without limitation, all liabilities specified on Schedule 1.01(e).

          Snyder Option: an option to purchase shares of Snyder Common Stock granted pursuant to the Snyder Option Plan, together with any stock appreciation right or limited stock appreciation right issued in connection therewith.

          Snyder Option Plan:  the 1996 Stock Incentive Plan of Snyder.

          Snyder Plan: any Plan maintained or contributed to by any member of either Group prior to the Distribution Date, other than a Healthcare Services Plan.

          Snyder Policies: all Insurance Policies, current and past, which relate to both the Snyder Business and the Healthcare Services Business, including the Insurance Policies listed on Schedule 1.01(g).

          Snyder Restricted Stock: shares of Snyder Common Stock issued to an individual pursuant to the Snyder Option Plan subject to forfeiture in the event that certain terms and conditions are not satisfied.

          Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for
                                                   --------  -------
     purposes of this Agreement, (1) the Healthcare Services Subsidiaries shall be deemed to be Subsidiaries of Snyder Healthcare Services and (2) the Healthcare Services Subsidiaries shall not be deemed to be Subsidiaries of Snyder or any of Snyder's Subsidiaries.

          Tax:  as defined in the Tax Sharing Agreement.

          Tax Sharing Agreement: a tax sharing agreement to be entered into between Snyder and Ventiv, substantially in the form attached hereto as Exhibit B, with such changes as may be mutually satisfactory to Snyder and
     ---------
     Ventiv.

          Third-Party Claim: any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who is not a party hereto.

           Transfer Tax: the applicable state and local real estate transfer taxes associated with the transfer of any Assets constituting Healthcare Services Assets.

           Welfare Plan: any Plan, including but not limited to the Plans listed on Schedule 1.01(h), which is not a Qualified Plan and which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical benefits.

     1.02 REFERENCES TO TIME. All references in this Agreement to times of the day shall be to Washington, D.C. Time.

                                  ARTICLE II

              CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

     2.01 CERTIFICATE OF INCORPORATION; BY-LAWS. Snyder and Ventiv shall take all action necessary so that, at the Distribution Date, the Amended and Restated Certificate of Incorporation and By-laws of Ventiv shall be in the forms attached hereto as Exhibit C and Exhibit D, respectively.
---------     ---------

     2.02 ISSUANCE OF STOCK. Prior to or as of the Distribution Date, the parties hereto shall take all steps necessary to reclassify the outstanding shares of Ventiv Common Stock so that, except as otherwise contemplated by this Agreement, immediately prior to or as of the Distribution Date the number of shares of Ventiv Common Stock outstanding and held by Snyder shall be equal to one-third (l/3) the number of shares of Snyder Common Stock outstanding on the Record Date.

     2.03 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. Prior to the Distribution Date, the parties hereto shall take all action necessary to transfer to Ventiv, and to cause Ventiv to assume, as the case may be, effective as of the Distribution Date, (1) all of the shares of capital stock of the Healthcare Services Subsidiaries held by the Snyder Group, (2) all of the right, title and interest of the Snyder Group in the Healthcare Services Assets, and
(3) all of the Healthcare Services Liabilities, as more-fully set forth on
Schedule 2.03 hereto.

     2.04 CONDUCT OF BUSINESS PENDING THE DISTRIBUTION DATE. Each of the parties hereto agrees that from the date hereof until the Distribution Date, except as otherwise contemplated by this Agreement, it will use its best efforts to carry on the Healthcare Services Business diligently in the ordinary course and substantially in the same manner as heretofore conducted and to preserve intact the business organization and goodwill of the Healthcare Services Business (including using its best efforts to cause its Subsidiaries to take such actions).

     2.05 REFINANCING. Each of the parties hereto agrees that it will use reasonable efforts to obtain, prior to the Distribution Date, all necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing

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

facility to which it and its Subsidiaries is a party or by which it or any of its Subsidiaries is bound, or to refinance such agreement, security or facility, in each case on terms satisfactory to Snyder and Ventiv and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility.

     2.06  REGISTRATION AND LISTING.  Prior to the Distribution Date:

           (a) Snyder and Ventiv shall prepare the Information Statement and the Registration Statement. Ventiv shall file the Registration Statement with the SEC. Snyder and Ventiv shall use reasonable efforts to cause the Registration Statement to become effective under the Exchange Act as promptly as reasonably practicable. Snyder and Ventiv shall prepare the Information Statement; and after the Registration Statement becomes effective, Snyder shall cause the Information Statement to be mailed to the holders of Snyder Common Stock as of the Record Date.

           (b) The parties hereto shall use their best efforts to take all such action as may be necessary or appropriate under state securities and "blue sky" laws in connection with the transactions contemplated by this Agreement.

           (c) Snyder and Ventiv shall prepare, and Ventiv shall file and seek to make effective, an application for the listing of the Ventiv Common Stock on Nasdaq, subject to official notice of issuance.

           (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any Plans contemplated hereby.

                                  ARTICLE III

                                THE DISTRIBUTION

     3.01 RECORD DATE AND DISTRIBUTION DATE. Subject to the satisfaction of the conditions set forth in Section 10.01(a) hereof, the Board of Directors of Snyder shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

     3.02 THE AGENT. Prior to the Distribution Date, the Agent to make appropriate arrangements for, among other things, the payment of the Distribution to the holders of Snyder Common Stock in accordance with this
Article III.

     3.03 DELIVERY OF SHARE CERTIFICATES TO THE AGENT. Prior to or as of the Distribution Date, Ventiv shall deliver to the Agent a share certificate representing all of the outstanding shares of Ventiv Common Stock to be distributed in connection with the payment of the Distribution. After the Distribution Date, upon the request of the Agent, Ventiv shall provide all certificates for shares of Ventiv Common Stock that the Agent shall require in order to effect the Distribution.

     3.04 DISTRIBUTION. Except as otherwise contemplated by this Agreement, the Agent shall distribute, as of the Distribution Date, one (1) share of Ventiv Common Stock in respect of every three (3) shares of Snyder Common Stock held by holders of record of Snyder Common Stock on the Record Date. All shares of Ventiv Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable.

     3.05 PAYMENT IN LIEU OF FRACTIONAL SHARES. In lieu of the distribution of fractional shares of Ventiv Common Stock to holders of record of Snyder Common Stock as of the Record Date, the parties shall cause the Agent to cause all such fractional shares to be aggregated and the resulting shares sold for the account of such stockholders. Such sales shall be effected as soon as practicable after the Distribution Date. Following the sale of the aggregated fractional shares of Ventiv Common Stock, the parties shall cause the Agent to distribute the proceeds of the sale of the aggregated fractional shares to such stockholders.

                                  ARTICLE IV

                    SURVIVAL, ASSUMPTION AND INDEMNIFICATION

     4.01 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

     4.02 TAXES AND EMPLOYEE-RELATED ASSETS AND LIABILITIES. This Article IV shall not be applicable to any Plan Assets or any Indemnifiable Losses or Liabilities related to (1) Taxes which shall be governed by the Tax Sharing Agreement, or (2) the current or former employment of any Snyder Individual or Healthcare Services Individual, or the compensation or benefits for any Snyder Director or Healthcare Services Director, under any Plan or otherwise, which shall be governed by Article VII hereof.

     4.03  ASSUMPTION AND INDEMNIFICATION.

           (a)  Subject to Section 4.02 hereof, the Tax Sharing Agreement and
     Article VII hereof, from and after the Distribution Date, Snyder shall retain or assume, as the case may be, and shall indemnify, defend and hold harmless each Healthcare Services Individual and each member of the Healthcare Services Group, and each of their Representatives and Affiliates, from and against, (1) all liabilities for third party claims relating to, arising out of or due to, directly or indirectly, the service by any Healthcare Services Individual as an officer, director or employee of any member of the Snyder Group prior to the Distribution, except to the extent covered by insurance and provided such indemnification would be permitted by law if such officer, director or employee made a claim for indemnification, (2) all Liabilities of the Snyder Group under this Agreement or any of the Other Agreements, and (3) all Indemnifiable Losses of any such Healthcare Services Individual, member of the Healthcare Services Group, Representative or Affiliate relating to, arising out of or due to, directly or indirectly, the Snyder Assets, the Snyder Liabilities, the Snyder Business, the Snyder Individuals or the Snyder Group's Representatives, whether relating to or arising out of occurrences prior to, on or after the Distribution Date.

     (b) Subject to Section 4.02 hereof, the Tax Sharing Agreement and Article VII, and except as specifically provided in Section 4.03(a) hereof, from and after the Distribution Date, Ventiv shall assume, and shall indemnify, defend and hold harmless each Snyder Individual and each member of the Snyder Group, and each of their Representatives and Affiliates, from and against, (1) all Liabilities of the Healthcare Services Group under this Agreement or any of the Other Agreements and (2) all Indemnifiable Losses of any such Snyder Individual, member of the Snyder Group, or any Representative or Affiliate of the Snyder Group relating to, arising out of or due to, directly or indirectly, the Healthcare Services Assets, the Healthcare Services Liabilities, the Healthcare Services Business, the Healthcare Services Employees or the Healthcare Services Group's Representatives, whether relating to or arising out of occurrences prior to or after the Distribution Date.

     (c) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred an Indemnifiable Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an Indemnifiable Loss, the Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 4.03(c) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of Snyder and Ventiv shall make appropriate payments to the other, including the payment of interest thereon at the federal statutory rate then in effect, to reflect adjustments.

     (d) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 4.03 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss, it being understood and agreed that each of Snyder and Ventiv shall use its best efforts to collect any such proceeds or other amounts to which it or any of its Subsidiaries is entitled, without regard to whether it is the Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (1) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (2) the amount of such Indemnifiable Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim.

     (e) If any Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

          (1) with respect to an Indemnifiable Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution is reimbursed;

          (2) with respect to an Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Indemnifiable Loss with the Indemnifying Party; and

          (3) with respect to an Indemnified Loss not described in clause (1) or (2) of this Section 4.03(e), the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Indemnifiable Loss is given to the Indemnitee.

4.04 PROCEDURE FOR INDEMNIFICATION.

     (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to
                   --------  -------
give notice as provided in this Section 4.04 shall not relieve any Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

     (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third-
Party Claim; provided, however, that such an election by the Indemnifying
             --------  -------
Party shall be deemed an admission of its obligation to Indemnify the Indemnitee with respect to such Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten (10) Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ one law
--------  -------
firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (1) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party and (2) each of such Indemnifying Party and such Indemnitee shall have the right to run its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.04 within the period of ten (10) Business Days described above, such Indemnitee may defend, compromise and settle such Third-

     Party Claim; provided, however, that no such Indemnitee may compromise or
                  --------  -------
     settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior consent of the Indemnitee, (1) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third-Party Claim or (2) settle or compromise any Third-Party Claim in any manner that may adversely affect the Indemnitee.

     4.05 REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

                                   ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

     5.01  FURTHER ASSURANCES.

           (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other parties, and execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and Liabilities and the other transactions contemplated hereby. If any such transfer of Assets or Liabilities is not consummated prior to or at the Distribution Date, then the party hereto retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), or shall retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and shall take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties hereto agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership of all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

           (b) Without limiting the generality of Section 5.01(a) hereof, Snyder, as the sole stockholder of Ventiv, shall ratify any actions which are reasonably necessary or desirable to be taken by Ventiv to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the preparation and implementation of appropriate Plans for Healthcare Services Employees.

     5.02 VENTIV BOARD OF DIRECTORS. Prior to, or simultaneously with, the Distribution Date, Ventiv shall take such actions as are necessary such that its Board of Directors is comprised of those individuals named as directors in the Information Statement.

     5.03 CONTINUING CONTRACTUAL ARRANGEMENTS. Notwithstanding anything in this Agreement to the contrary, except as set forth in Sections 5.04 and 5.05 hereof, to the extent that any member of either Group is now providing or selling, or in the future may provide or sell, to any member of the other Group any services, benefits or products pursuant to any written or oral agreement or understanding whatsoever, such agreement or understanding shall not be deemed altered, amended or terminated as a result of this Agreement or the consummation of the transactions contemplated hereby.

     5.04 INTERCOMPANY ACCOUNTS. Effective as of the Distribution Date all intercompany receivables, payables, loans or advances between Snyder and Ventiv shall be deemed contributed to capital and thereby cancelled without the payment of any cash by either Snyder or Ventiv to the other.

     5.05 CASH ACCOUNTS. The cash accounts on the Distribution Date of Snyder and each Snyder Subsidiary and Ventiv and each Healthcare Services Subsidiary shall remain the property of each respective company or Subsidiary.

     5.06 OTHER AGREEMENTS. Each of Snyder and Ventiv shall use reasonable efforts to enter into or to cause the appropriate members of its Group to enter into, the Other Agreements prior to the Distribution Date. If there shall be a conflict between the provisions of this Agreement and the provisions of the Other Agreements, the provisions of the Other Agreements shall control.

     5.07 TRANSFER TAXES. Ventiv shall pay any Gains Tax, Transfer Tax and similar transfer Taxes in any jurisdiction (and any penalties and interest with respect to such Taxes), which become payable in connection with the Distribution on behalf of the stockholders of Snyder or Ventiv. Ventiv shall indemnify and hold harmless the stockholders of Snyder and Ventiv from and against any Liability with respect to such Taxes (including any penalties, interest and reasonable professional fees). Ventiv shall prepare and file any required returns with respect to such Taxes (including returns on behalf of the stockholders of Snyder and Ventiv).

     5.08 HEALTHCARE SERVICES SUPPORT AGREEMENTS. Effective as of the Distribution Date, Ventiv shall cause itself or one or more members of the Healthcare Services Group to be substituted in all respects for the Snyder Group or any member thereof in respect of all Healthcare Services Support Agreements. Subsequent to the Distribution Date, with respect to any uncancelled Healthcare Services Support Agreement for which no substitution has yet been effected, Ventiv shall indemnify the Snyder Group against Liabilities under any such Healthcare Services Support Agreement in accordance with the provisions of
Article IV hereof.

                                  ARTICLE VI

                             ACCESS TO INFORMATION

     6.01 PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Distribution Date, Snyder shall deliver to Ventiv all corporate books and records of the Healthcare Services Group and copies of all corporate books and records of the Snyder Group relating to the Healthcare Services Assets, the Healthcare Services Liabilities, or the Healthcare Services Business, including in each case all active agreements, active litigation files and government filings. From and after the Distribution Date, all books, records and copies so delivered shall be the property of Ventiv.

     6.02 ACCESS TO INFORMATION. From and after the Distribution Date, each of Snyder and Ventiv shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within such party's possession relating to such other party's businesses, Assets or Liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, Information may be requested under this Section 6.02 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     6.03 PRODUCTION OF WITNESSES. After the Distribution Date, each of Snyder and Ventiv shall use reasonable efforts to make available to the other, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Person) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     6.04 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each of Snyder and Ventiv shall retain, for a period of at least ten (10) years following the Distribution Date, all significant Information in such party's possession or under its control relating to the business, Assets or Liabilities of the other party and, after the expiration of such ten-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than thirty
(30) days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such distribution or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     6.05 CONFIDENTIALITY. From and after the Distribution Date, each of Snyder and Ventiv shall hold, and shall use its reasonable best efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives, who shall be bound by the provisions of this
Section 6.05; provided, however, that Snyder and Ventiv may disclose such
              --------  -------
Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law, or (b) such party can show that such Information was (1) available to such party on a nonconfidential basis prior to its disclosure by the other party, (2) in the public domain through no fault of such party or (3) lawfully acquired by such party from other sources after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements. Notwithstanding the foregoing, each of Snyder and Ventiv shall be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                  ARTICLE VII

                               EMPLOYEE BENEFITS

     7.01  QUALIFIED PLANS.

           (a) As soon as practicable after the date hereof and effective as of the Cut-Off Date, Ventiv shall take, or cause to be taken, all actions necessary and appropriate to establish and administer one or more Healthcare Services Qualified Plans and to provide benefits thereunder for all Healthcare Services Individuals who, immediately prior to the Cut-Off Date, were participants in or otherwise entitled to benefits under any Joint Qualified Plan. Ventiv agrees that each such Healthcare Services Individual shall be, to the extent applicable, entitled, for all purposes under any applicable Healthcare Services Qualified Plan, to be credited with the term of service and any accrued benefit or account balance credited to such Healthcare Services Individual as of the Cut-Off Date under the terms of any applicable Joint Qualified Plan as if such accrued benefit or account balance had originally been credited to such Healthcare Services Individual under the Healthcare Services Qualified Plan. Snyder agrees to provide Ventiv, as soon as practicable after the Distribution Date (with the cooperation of Ventiv to the extent that relevant information is in the possession of the Healthcare Services Group), with a list of the Healthcare Services Individuals who were, to the best knowledge of Snyder, participants in or otherwise entitled to benefits under each Joint Qualified Plan immediately prior to the Cut-Off Date, together with a listing, if requested by Ventiv, of each such Healthcare Services Individual's term of service for eligibility and vesting purposes under such Plan and a listing of each such Healthcare Services Individual's accrued benefit or account balance thereunder. Snyder shall, as soon as practicable after the Distribution Date, provide Ventiv with such additional information (in the possession of the Snyder Group and not already in the possession of the Healthcare Services Group) as may be reasonably requested by Ventiv and necessary in order for the Healthcare Services Group to establish and administer effectively any Healthcare Services Qualified Plan.

           (b) Snyder agrees, as soon as practicable following the Distribution Date, to direct the trustee of the trust funding each Joint Qualified Plan which is a Joint Savings Plan to transfer to the trustee or other funding agent of any applicable Healthcare Services Qualified Plan in cash, securities or other property or a combination thereof, as reasonably determined by Snyder, an amount equal to the account balances as of the date of transfer attributable to the participants and beneficiaries in such Joint Savings Plan who are Healthcare Services Individuals plus the portion of any unallocated contributions and trust earnings attributable to such participants and beneficiaries who are Healthcare Services Individuals. To the extent practicable such transfers shall be effected so as to preserve investment elections of the participants and beneficiaries in each Joint Savings Plan.

           (c) In connection with the transfers described in this Section 7.01, Snyder and Ventiv shall cooperate in making any and all appropriate filings required under the Code or ERISA, and the regulations thereunder, and any applicable securities laws and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Distribution Date; provided, however, that each such transfer
                                  --------  -------
     shall not take place until as soon as practicable after the later of (1) the expiration of a thirty (30) day period following the date of filing the required Forms 5310-A (or any successor form thereto) with the IRS and (2) the earlier of (A) the receipt of a favorable IRS determination letter with respect to the qualification of each applicable Healthcare Services Qualified Plan under Section 401(a) of the Code or (B) the receipt by Snyder of an opinion of counsel reasonably satisfactory in form and substance to

     Snyder and Ventiv to the effect that such counsel believes each applicable Healthcare Services Qualified Plan is qualified under Section 401(a) of the Code. Snyder and Ventiv agree to provide to such counsel such information in the possession of the Snyder Group and the Healthcare Services Group, respectively, as may be reasonably requested by such counsel in connection with the issuance of such opinion. Snyder agrees, during the period ending with the date of complete transfer of assets and liabilities to each such Healthcare Services Qualified Plan, to cause distributions in respect of terminated or retired participants who are Healthcare Services Individuals to be made, on behalf of Ventiv, from the relevant Joint Qualified Plan in accordance with applicable law and pursuant to plan provisions.

           (d) Snyder and Ventiv shall take, or cause to be taken, all such action as may be necessary or appropriate in order to establish Ventiv or one or more members of the Healthcare Services Group, as appropriate, as successor to all rights, assets, duties, Liabilities and obligations as of the Distribution Date under, or with respect to, each Healthcare Services Free-Standing Qualified Plan. Snyder agrees that, prior to the Distribution Date or as soon as practicable thereafter, it shall provide Ventiv with all information (in the possession of the Snyder Group and not already in the possession of the Healthcare Services Group) as may be reasonably requested by Ventiv and necessary for the Healthcare Services Group to administer effectively such Healthcare Services Free-Standing Qualified Plan.

           (e) Except as specifically set forth in this Section 7.01, from and after the Distribution Date, (1) the Snyder Group shall cease to have any liability or obligation whatsoever with respect to Healthcare Services Individuals under the Joint Qualified Plans, and Ventiv shall assume or retain, as the case may be, and shall be solely responsible for, all liabilities and obligations whatsoever of either Group with respect to Healthcare Services Individuals under the Joint Qualified Plans and shall be solely responsible for all liabilities and obligations whatsoever of either Group with respect to Healthcare Services Individuals under the Joint Qualified Plans and shall be solely responsible for all liabilities and obligations whatsoever under the Healthcare Services Qualified Plans and (2) the Snyder Group shall cease to have any liability or obligation whatsoever under the Healthcare Services Free-Standing Qualified Plans and Ventiv shall assume or retain, as the case may be, and shall be solely responsible for, all liabilities and obligations whatsoever of either group under the Healthcare Services Free-Standing Plans; provided, however, that
                                                        --------  -------
     Snyder shall either be responsible for or make all required contributions, no later than the later of the Distribution Date and the date such contributions are legally required to be made (A) in respect of Healthcare Services Individuals with respect to each Joint Qualified Plan and (B) with respect to all participants in the Healthcare Services Free-Standing Qualified Plans, in each case, for all Prior Plan Years and for the portion of the Current Plan Year ending on the Cut-Off Date, to the extent not previously made.

     7.02  [INTENTIONALLY OMITTED].

     7.03  WELFARE PLANS.

           (a) As of the Distribution Date, Ventiv shall assume or retain, or cause one or more members of the Healthcare Services Group to assume or retain, as the case may be, and shall be solely responsible for, or cause its insurance carriers to be responsible for all liabilities and obligations whatsoever of either Group whether or not incurred prior to the Distribution Date, in connection with claims under any Welfare Plan (including any Welfare Plan providing for post-retirement or retiree medical benefits) in respect of any Healthcare Services Individual and the Snyder Group shall cease to have any liability or obligation with respect thereto.

           (b) Ventiv shall take, or cause to be taken, all actions necessary and appropriate on behalf of itself and the Healthcare Services Group (1) to assume any existing Welfare Plan of either Group, which Welfare Plan, as of the Distribution Date, provides benefits solely for Healthcare Services Individuals or (2) otherwise to adopt such Welfare Plans as necessary to provide welfare benefits, effective as of the Distribution Date, and to assume the liabilities and obligations to Healthcare Services Individuals which are or shall become the responsibility of Ventiv to the extent specified in Section 7.03(a) hereof. For this purpose, with respect to any Healthcare Services Individual, Ventiv or a member of the Healthcare Services Group shall, to the extent applicable, credit such Healthcare Services Individual with any term of service provided to any member of either Group, and consider such Healthcare Services Individual to have satisfied any other eligibility criteria (including satisfaction of applicable deductibles or coinsurance amounts) to the extent so satisfied as of the Distribution Date, as if such service had been rendered to Ventiv or the member of the Healthcare Services Group and as if such eligibility criteria had been satisfied while employed by Ventiv or the member of the Healthcare Services Group. In connection with the foregoing, Snyder agrees to provide Ventiv or its designated insurance representative with such information (in the possession of the Snyder Group and not already in the possession of the Healthcare Services Group) as may be reasonably requested by Ventiv and necessary for the Healthcare Services Group to assume or establish any such Welfare Plan.

           (c) The Snyder Group shall assume, or retain, all liabilities and obligations whatsoever of either Group for benefits under any Welfare Plan other than as set forth in Section 7.03(a) hereof.

     7.04  [INTENTIONALLY OMITTED.]

     7.05  [INTENTIONALLY OMITTED.]

     7.06  SEVERANCE PAY.

           (a) Snyder and Ventiv agree that, with respect to individuals who, in connection with the Distribution, cease to be employees of the Snyder Group and become employees of the Healthcare Services Group, such cessation shall not be deemed a severance of employment from either Group for purposes of any Plan that provides for the payment of severance, salary continuation or similar benefits and shall, if and to the extent appropriate, in connection with the Distribution obtain waivers from individuals against any such assertion.

           (b) The Snyder Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of Snyder Individuals and the Healthcare Services Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of Healthcare Services Individuals in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination of any such person's employment either before, to the extent unpaid, or on or after the Distribution Date.

     7.07  [INTENTIONALLY OMITTED].

     7.08 POST-DISTRIBUTION LIABILITIES. The Snyder Group shall be solely responsible for the payment of all liabilities and obligations whatsoever arising with respect to any Snyder Individual and attributable to any period subsequent to the Distribution Date and the Healthcare Services Group shall be solely responsible for the payment of all liabilities and obligations whatsoever arising with respect to any Healthcare Services Individual and attributable to any period subsequent to the Distribution Date.

     7.09 OTHER BALANCE SHEET ADJUSTMENTS. To the extent not otherwise provided in this Agreement, Snyder and Ventiv shall take such action as is necessary to effect an adjustment to the books of Snyder and Ventiv so that, as of the Distribution Date, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of the Distribution Date by the Snyder Group and the Healthcare Services Group are appropriately reflected on the consolidated balance sheets as of the Distribution Date of Snyder and Ventiv, respectively.

     7.10 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. No provisions of this Agreement, including the agreement of Snyder or Ventiv that it, or any member of the Snyder Group or the Healthcare Services Group, respectively, will make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of Snyder or Ventiv or any member of the Snyder Group or the Healthcare Services Group to amend such Plan or terminate its participation therein which Snyder or Ventiv or any member of the Snyder Group or the Healthcare Services Group, respectively, would otherwise have under the terms of such

Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Plan itself.

     7.11 REIMBURSEMENT; INDEMNIFICATION. Each of the parties hereto acknowledges that the Snyder Group, on the one hand, and the Healthcare Services Group, on the other hand, may incur costs and expenses (including contributions to Plans and the payment of insurance premiums) arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, Snyder and Ventiv agree to reimburse each other, as soon as practicable but in any event within thirty (30) days of receipt from the other party of appropriate verification, for all such costs and expenses reduced by the amount of any tax reduction or recovery of tax benefit realized by Snyder or Ventiv, as the case may be, in respect of the corresponding payment made by it; provided, however, that notwithstanding
                                  --------  -------
anything in this Section 7.11 to the contrary, costs and expenses or other recovery arising from any challenge by the U.S. Government to the allocation of assets set forth in Section 7.01 shall not be subject to reimbursement, and indemnification under this Agreement or the Distribution Agreement.

     7.12 FURTHER TRANSFERS. Snyder and Ventiv recognize that there may be Healthcare Services Individuals who will, after the Distribution Date, become employed by Snyder and there may be Snyder Individuals who become employed, after the Distribution Date, by Ventiv. If Snyder and Ventiv so agree with respect to any such individuals, the assets and liabilities with respect to such employees which are associated with the Plans and programs described in this Agreement may be transferred and assumed in a manner consistent with this Agreement. Any such transfers or assumptions will be considered to be governed by the terms of this Agreement and shall not require the agreement of Snyder and Ventiv if they occur within three (3) months of the Distribution Date.

     7.13  OFFICERS AND EMPLOYEES.

           (a) Except for officers of Ventiv who are also officers of Snyder, officers and employees of either Group who are employed in the Healthcare Services Business immediately prior to the Distribution Date shall be officers and employees of the Healthcare Services Group immediately following the Distribution Date; provided, however, that nothing herein
                                      --------  -------
     shall give to any individual a right of employment, or continued employment, by any member of the Healthcare Services Group.

           (b) Except as otherwise agreed by the parties hereto, effective as of the Distribution Date, (1) all officers or employees of the Snyder Group who are acting as directors or officers of the Healthcare Services Group and are not employed in the Healthcare Services Business shall resign from such positions with the Healthcare Services Group and (2) all officers or employees of the

     Healthcare Services Group who are acting as directors or officers of the Snyder Group and are not employed in the Snyder Business shall resign from such positions with the Snyder Group.

     7.14 EMPLOYMENT AGREEMENTS. Prior to the Distribution Date, Snyder and Ventiv shall use their best efforts to induce such individuals as they mutually agree to enter into employment agreements with Ventiv on terms which are mutually agreeable to Snyder and Ventiv; provided, however, that, except as
                                         --------  -------
otherwise provided in this Agreement, Snyder shall have no obligation to make any payments to such individuals to induce them to enter into such employment agreements.

     7.15 OTHER LIABILITIES. As of the Distribution Date: (a) Ventiv shall assume and be solely responsible for all Liabilities whatsoever of the Snyder Group with respect to claims made by the Healthcare Services Individuals relating to any employment-related Liability not otherwise expressly provided for in this Agreement, including earned salary, wages, severance payments or other compensation and accrued holiday, vacation, health, dental or retirement benefits, regardless of whether such employment-related Liability was incurred before, on or after the Distribution Date, and (b) Snyder shall retain all such Liabilities with respect to (1) Snyder Individuals and (2) directors of Snyder who served as such prior to the Distribution Date.

     7.16 COMPLIANCE. Notwithstanding anything to the contrary in this Article VII, to the extent any actions of the parties contemplated in this Article are determined prior to Distribution to violate applicable law or result in unintended tax liability for Snyder Individuals or Healthcare Services Individuals, such action may be modified to avoid such violation of law or unintended tax liability.

                                 ARTICLE VIII

                 NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS

     8.01 NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS. Ventiv understands and agrees that no member of the Snyder Group is, in this Agreement or in any other agreement or document, representing or warranting to Ventiv in any way as to the Healthcare Services Assets, the Healthcare Services Liabilities, or the Healthcare Services Business or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that Ventiv shall take all of the Healthcare Services Assets "as is, where is" and that, except as provided in
Section 5.01 hereof, Ventiv shall bear the economic and legal risk that conveyances of the Healthcare Services Assets shall prove to be insufficient or that the title of any member of the Healthcare Services Group to any Healthcare Services Assets shall be other than good and marketable and free from encumbrances.

                                  ARTICLE IX

                                  INSURANCE

     9.01 INSURANCE POLICIES AND RIGHTS INCLUDED WITHIN HEALTHCARE SERVICES ASSETS. Without limiting the generality of the definition of Healthcare Services Assets set forth in Section 1.01 hereof, the Healthcare Services Assets shall include (a) any and all rights of an insured party under each of the Snyder Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Healthcare Services Claims; provided, however, that nothing in this clause (a) shall be deemed to constitute
--------  -------
(or to reflect) the assignment of any of the Snyder Policies to Ventiv, and (b) the Healthcare Services Policies. Ventiv shall be entitled to receive from Snyder any Insurance Proceeds paid to any member of the Snyder Group with respect to any third-party Healthcare Services Claim under any Snyder Policy.

     9.02 POST-DISTRIBUTION DATE CLAIMS. If, subsequent to the Distribution Date, any Person shall assert a Healthcare Services Claim, then Snyder shall at the time such Healthcare Services Claim is asserted be deemed to assign, without need of further documentation, to Ventiv all of the Snyder Group's rights, if any, as an insured party under the applicable Snyder Policy with respect to such Healthcare Services Claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in
                                              --------  -------
this Section 9.02 shall be deemed to (1) constitute (or to reflect) the assignment of any of the Snyder Policies to Ventiv or (2) affect the Snyder indemnity set forth in Section 4.03 of this Agreement.

     9.03  ADMINISTRATION AND RESERVES. Notwithstanding the provisions of
Article IV hereof, from and after the Distribution Date:

           (a) Snyder shall be responsible for (1) Insurance Administration with respect to the Snyder Policies and (2) Claims Administration with respect to any Liabilities of Snyder; provided, however, that the retention
                                           --------  -------
     of the Snyder Policies by Snyder is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Snyder Policies;

           (b) Ventiv shall be responsible for (1) Insurance Administration with respect to the Healthcare Services Policies, and (2) Claims Administration with respect to any Liabilities of Ventiv; provided,
                                                               --------
     however, that the retention of the Healthcare Services Policies by Ventiv
     -------
     is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Healthcare Services Policies;

           (c) Snyder shall be entitled to reserves established by any member of either Group, or the benefit of reserves held by any insurance carrier, with respect to any Snyder Liabilities; and

           (d) Ventiv shall be entitled to reserves established by any member of either Group, or the benefit of reserves held by any insurance carrier, with respect to any Healthcare Services Liabilities.

     9.04 INSURANCE PREMIUMS. Ventiv shall pay premiums (retrospectively-rated or otherwise) under the Snyder Policies with respect to Healthcare Services Liabilities which are Insured Claims under the Snyder Policies. Snyder shall have the right, but not the obligation, to pay premiums (retrospectively-rated or otherwise) under the Snyder Policies with respect to Healthcare Services Liabilities which are Insured Claims under the Snyder Policies to the extent that Ventiv does not pay such premiums, whereupon Ventiv shall forthwith reimburse Snyder for any premiums paid by Snyder with respect to such Healthcare Services Liabilities.

     9.05 ALLOCATION OF INSURANCE PROCEEDS; COOPERATION. Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to Snyder with respect to Snyder Liabilities which are Insured Claims under the Snyder Policies and to Ventiv with respect to the Healthcare Services Liabilities which are Insured Claims under the Snyder Policies.
Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Liability Policies will be made to the appropriate party upon receipt from the insurance carrier. In the event of the exhaustion of coverage under any Snyder Policy, Snyder and Ventiv shall allocate Insurance Proceeds equitably based upon the bona fide claims of the Snyder Group and the Healthcare Services Group, respectively. The parties hereto agree to use their best efforts to cooperate with respect to insurance matters.

     9.06 REIMBURSEMENT OF EXPENSES. Ventiv shall (a) upon the request of Snyder, reimburse the relevant insurer of the relevant third-party administrator, to the extent required under any Insurance Policy or Service Agreement with respect to any and all Healthcare Services Claims which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Service Agreement and (b) to the extent the cost incurred exceeds internal charges made by Snyder to Ventiv prior to the Distribution Date, pay and/or reimburse Snyder, or such third party as Snyder may require, for any and all costs, premiums, expenses, losses paid, attorneys' fees and/or charges incurred prior to the Distribution Date by either Group or after the Distribution Date by the Snyder Group arising directly or indirectly in connection with the payment, settlement, adjustment, defense and/or handling of any such Healthcare Services Claim or under the terms and conditions of any Insurance Policies or Service Agreements (including any reimbursement paid by Snyder with respect to any such Healthcare Services Claim to any insurer or third-party administrator pursuant to the terms of any Insurance Policy or Service Agreement). Ventiv shall make any reimbursement required by clause (a) of this Section 9.06 at the time required by the relevant Insurance Policy or Service Agreement. Ventiv shall make any reimbursement required by clause (b) of this Section 9.06, on a monthly basis.

     9.07 INSURER INSOLVENCY. Snyder shall not be obligated to reimburse Ventiv for any Healthcare Services Claim under any Insurance Policies where such Healthcare Services Claim would have been paid by the insurer or other third party, but for the insolvency of such insurer or other third party or the refusal by any insurer or other third party to pay such Healthcare Services Claim.

     9.08 LETTERS OF CREDIT. Ventiv shall post such letters of credit in favor of such Persons as Snyder may reasonably request for any amounts due or reasonably expected to come due under Section 9.06 hereof. Ventiv shall make reasonable efforts to negotiate agreements with any and all insurers or third-party administrators whereby Ventiv shall assume direct responsibility for any and all Liabilities related to it under any Insurance Policies and/or Service Agreements and Snyder shall provide reasonable assistance in this effort.

     9.09 NO REDUCTION OF COVERAGE. Snyder shall take no action to eliminate or materially reduce coverage under any Snyder Policy or Service Agreement for any Healthcare Services Claim.

     9.10 FUTURE INSURANCE COVERAGE. For a period of one (1) year following the Distribution Date, Snyder shall assist Ventiv, to the extent reasonably requested by Ventiv, with the efforts of the Healthcare Services Group to secure alternative insurance coverage or claim handling services.

     9.11 ASSISTANCE, WAIVER OF CONFLICT AND SHARED DEFENSE. Each of the parties hereto agrees to provide reasonable assistance to the other parties hereto as regards any dispute with any third party (including insurers, third-party administrators and state guaranty funds) as to any matter related to the Insurance Policies or Service Agreements, but only insofar as such dispute arises out of the acts or omissions of any third party with respect to a Healthcare Services Claim. In the event that Insured Claims of more than one Group exist relating to the same occurrence, the parties hereto agree to defend such Insured Claims jointly and to waive any conflict of interest necessary to the conduct of such joint defense. Nothing in this Section 9.11 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties hereto, including those created by this Agreement or by operation of law.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.01  CONDITIONS TO OBLIGATIONS.

            (a) The obligations of the parties hereto to consummate the payment of the Distribution are subject to the satisfaction of each of the following conditions:

                 (1) The transactions contemplated by Sections 2.01, 2.02, 2.03, 2.05 and 2.06 shall have been consummated in all material respects;

                 (2) The Ventiv Common Stock shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

                 (3) The Registration Statement shall have been filed with the SEC and shall have become effective, and no stop order with respect thereto shall be in effect;

                 (4) All authorizations, consents, approvals and clearances of all federal, state, local and foreign governmental agencies required to permit the valid consummation by the parties hereto of the transactions contemplated by this Agreement shall have been obtained; and no such authorization, consent, approval or clearance shall contain any conditions which would have a material adverse effect on (A) the Snyder Business or the Healthcare Services Business, (B) the Assets, results of operations or financial condition of the Snyder Group or the Healthcare Services Group, in each case taken as a whole, or (C) the ability of Snyder or Ventiv to perform its obligations under this Agreement; and all statutory requirements for such valid consummation shall have been fulfilled;

                 (5) Snyder shall have provided the NYSE with the prior written notice of the Record Date required by Rule 10b-17 of the Exchange Act and the rules and regulations of the NYSE;

                 (6) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the payment of the Distribution;

                 (7) The Distribution shall be payable in accordance with applicable law;

                 (8) All necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which any member of the Snyder Group or the Healthcare Services Group is a party or by which any such member is bound shall have been obtained, or each such agreement, security or facility shall have been refinanced, in each case on terms satisfactory to Snyder and Ventiv and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility;

                 (9) Snyder shall have received an opinion from Arthur Andersen LLP, substantially in the form attached hereto as Exhibit E, that the Distribution should be tax-free to Snyder and to U.S. stockholders of Snyder Common Stock;

                 (10) One or more of members of the Healthcare Services Group shall have been substituted, as of the Distribution Date, in all respects for the Snyder Group in respect of all Healthcare Services Support Agreements.

           (b) Any determination made by the Board of Directors of Snyder in good faith prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in Section 10.01(a) shall be conclusive.

     10.02 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     10.03 EXPENSES. Except as otherwise provided in this Agreement and the Other Agreements, all costs and expenses of any party hereto in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party for whose benefit such costs and expenses are incurred, with any costs and expenses that cannot be allocated on the foregoing basis to be divided equally among the parties hereto.

     10.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

     10.05 NOTICES. All notices requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Snyder:

        Snyder Communications, Inc.
        Two Democracy Center
        6903 Rockledge Drive, 15th Floor
        Bethesda, Maryland  20817
        Attention:  Chief Executive Officer

     If to Ventiv:

        Ventiv Health, Inc.
        200 Cottontail Lane
        Vantage Court North
        Somerset, New Jersey  08873
        Attention:  Chief Executive Officer

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.05. Copies of all notices, requests, claims, demands and other communications hereunder shall also be given to:

        Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, New York  10153
        Attention:  Norman D. Chirite, Esq.

     10.06 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

     10.07 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld). Except for the provisions of Sections 4.03 and 4.04 hereof relating to Indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

     10.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.09 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

     10.10 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     10.11 REFERENCES; CONSTRUCTION. References to any "Article", "Exhibit", "Schedule" or "Section", without more, are to Appendices, Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     10.12 TERMINATION. Notwithstanding any provision hereof this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Snyder without the approval of any other party thereto or of Snyder's stockholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              SNYDER COMMUNICATIONS, INC.,
                               a Delaware corporation


                              By:
                                 ----------------------------
                                 Name:
                                 Title:

                              VENTIV HEALTH, INC.,
                               a Delaware corporation


                              By:
                                 ----------------------------
                                 Name:
                                 Title: